As filed with the Securities and Exchange Commission on March 31, 2000
                     Registration Statement No. 333-_____


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM S-8

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Ameristar Casinos, Inc.
          (Exact Name of Registrant as Specified in Its Charter)

              Nevada                               88-0304799
  (State or Other Jurisdiction of               (I.R.S. Employer
   Incorporation or Organization)              Identification No.)

     3773 Howard Hughes Parkway
          Suite 490 South
         Las Vegas, Nevada                           89109
(Address of Principal Executive Offices)          (Zip Code)

                        1999 Stock Incentive Plan
                         (Full Title of the Plan)

                             Craig H. Neilsen
       President, Chairman of the Board and Chief Executive Officer
                        3773 Howard Hughes Parkway
                              Suite 490 South
                          Las Vegas, Nevada 89109
                  (Name and Address of Agent for Service)

                               (702) 567-7000
       (Telephone Number, Including Area Code, of Agent for Service)

                      Calculation of Registration Fee
  Title of                      Proposed       Proposed
 Each Class    Amount To Be      Maximum        Maximum       Amount of
     Of         Registered      Offering       Aggregate    Registration
 Securities        (1)            Price        Offering      Fee (1)(2)
   To Be                      Per Unit (2)   Price (1)(2)
 Registered

   Common       2,600,000        $ 3.77       $ 9,802,000      $ 2,588
Stock, $0.01
 par value

(1) The number of shares of Common Stock is the maximum number of shares available for distribution under the 1999 Stock Incentive Plan of Registrant. This Registration Statement also covers such indeterminable number of shares as may become issuable as a result of anti-dilution provisions set forth in the Plan.

(2) Calculated solely for the purpose of determining the registration fee and based upon $3.77 per share of the Common Stock, representing the average of the high and low sale prices of the Common Stock on March 27, 2000 as reported by NASDAQ.


                        EXPLANATORY NOTE

     This Registration Statement relates to up to 2,600,000 shares of the Common Stock, $0.01 par value, of Ameristar Casinos, Inc., a Nevada corporation (the "Registrant"), that are available for distribution under the 1999 Stock Incentive Plan of Registrant (the "Plan"). The Plan provides for awards in the form of restricted stock and/or stock options (including both incentive and non-qualified stock options). The maximum number of shares available for distribution under the Plan is subject to adjustment as a result of certain anti-dilution provisions in the Plan.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     (b) The description of the Common Stock contained in Registrant's Registration Statement on Form 8-A filed pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.  Description of Securities.

     Not applicable.

     Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

     Item 6.  Indemnification of Directors and Officers.

     Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

     The Articles of Incorporation of Registrant limit the personal liability of its directors and officers for damages for breach of fiduciary duty in a manner identical in scope to that permitted under the Nevada Law. The Articles of Incorporation of Registrant also provide that any repeal or modification of that provision shall apply prospectively only.

     Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

     Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

     Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

     Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section
78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

     The Bylaws of Registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by Registrant.

     Registrant has a contract for insurance coverage under which Registrant and certain Indemnified Parties (including the directors and officers of Registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, Registrant has entered into indemnification agreements with its directors and officers that require Registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance.

     The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

     Item 7.  Exemption from Registration Claimed.

     Not applicable.

     Item 8.  Exhibits.

     Exhibit 5.1    Opinion of Schreck Morris.

     Exhibit 23.1 Consent of Arthur Andersen LLP, independent auditors.

     Exhibit  23.2    Consent  of Schreck  Morris  (contained  in
Exhibit 5.1).

     Exhibit 24.1 Power of Attorney (contained in signature page).

     Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)    To  include  any  prospectus  required   by
          Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 29, 2000.

                              AMERISTAR CASINOS, INC.


                              By:    /s/ Craig H.Neilsen
                                     Craig H. Neilsen, President,
                                     Chairman of the Board and Chief
                                     Executive Officer

     POWER OF ATTORNEY: Each person whose signature appears below constitutes and appoints Craig H. Neilsen and Thomas M. Steinbauer, or either of them, jointly and severally, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and to execute any and all instruments which said attorneys-in-fact and agents deem necessary or advisable to enable Ameristar Casinos, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement to the same extent that he could do in person, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name on any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits to, and other documents in connection with, this Registration Statement with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                 Title                  Date

/s/Craig H. Neilsen      President, Chairman of    March 29, 2000
Craig H. Neilsen         the Board and Chief
                         Executive Officer
                         (Principal Executive
                         Officer)

/s/Thomas M. Steinbauer  Senior Vice President     March 29, 2000
Thomas M. Steinbauer     and Chief Financial
                         Officer (Principal
                         Financial Officer and
                         Principal Accounting
                         Officer) and Director

/s/Paul I. Corddry       Director                  March 29, 2000
Paul I, Corddry


/s/Larry A. Hodges       Director                  March 29, 2000
Larry A, Hodges


/s/Warren E. Mccain      Director                  March 29, 2000
Warren  E.McCain

      On this 29th day of March, 2000, Craig H. Neilsen directed Chris Hinton, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Chris Hinton and in our presence, Craig
H. Neilsen declared to us that he adopted them as his own signatures.


                                             /s/ Karen Ahmad
                                             Witness


                                             /s/ Susan Viccairelli
                                             Witness

STATE OF NEVADA  ]
COUNTY OF CLARK  ]    : ss.

     I, Margene M. Otten, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the Chairman of the Board, President and Chief Executive Officer of Ameristar Casinos, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Chris Hinton, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Chris Hinton, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt them as if he had personally executed the same both in his individual capacity and on behalf of said corporation, and further acknowledged to me that such corporation executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 29th day of March, 2000.


                                  /s/ Margene M. Otten
                                   Notary Public

My Commission Expires:   July 23, 2002

Residing at:             Las Vegas, Nevada


                        EXHIBIT INDEX


Number    Exhibit                            Method of Filing

5.1       Opinion of Schreck Morris          Filed electronically herewith.

23.1      Consent of Arthur Andersen LLP,    Filed electronically herewith.
          independent auditors.

23.2      Consent of Schreck Morris          Contained in Exhibit 5.1.

24.1      Power of Attorney.                 Contained in signature page.